Exhibit 10.2

EXECUTION COPY

$10,000,000

Original Aggregate Principal Amount

SECOND LIEN SENIOR SECURED

NOTE AGREEMENT

Dated as of December 8, 2009

Among

TRIPLE CROWN MEDIA, LLC,

TRIPLE CROWN MEDIA, INC.,

as the Co-Issuers,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors,

THE INITIAL HOLDERS NAMED HEREIN,

as Initial Holders,

and

WILMINGTON TRUST FSB,

as Administrative Agent and Collateral Agent

-ii-

SCHEDULES

Schedule I	-	Initial Holders
Schedule II	-	Guarantors
Schedule 4.01(p)	-	Owned Real Property
Schedule 4.02(a)	-	Liens
Schedule 4.02(b)	-	Existing Debt
Schedule 4.02(f)	-	Investments

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Transfer and Acceptance
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Mortgage
Exhibit E	-	Form of Intercreditor Agreement
Exhibit F	-	Form of Local Counsel Opinion (Mortgages)
Exhibit G	-	Form of Guaranty Supplement
Exhibit H	-	Form of Collateral Access Agreement

NOTE AGREEMENT

SECOND LIEN SENIOR SECURED NOTE AGREEMENT, dated as of December 8, 2009, among TRIPLE CROWN MEDIA, INC., a Delaware corporation (the “Company”), TRIPLE CROWN MEDIA, LLC, a Delaware limited liability company and a subsidiary of the Company (“TCML” and, together with the Company, the “Co-Issuers” and each a “Co-Issuer”), the Guarantors (as hereinafter defined), WILMINGTON TRUST FSB (“Wilmington”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VI, in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VI, in such capacity, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Holders (as hereinafter defined) and each person listed on Schedule I attached hereto (the “Initial Holders”).

PRELIMINARY STATEMENTS:

Reference is made to that certain Joint Plan of Reorganization of the Company, TCML and the other Guarantors identified therein (the “Plan of Reorganization”), filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on September 14, 2009 and confirmed by an Order of the Bankruptcy Court entered on December 8, 2009. Pursuant to the Plan of Reorganization, the Initial Holders will receive, in respect of their Second Lien Credit Facility Claims (as defined in the Plan of Reorganization), shares of common stock of the Company and the second lien senior secured notes of the Co-Issuers specified on Schedule I attached hereto and governed by the terms set forth in this Agreement and in Exhibit A (the “Notes”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Co-Issuers and the Holders from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person, and “Affiliated” shall be interpreted accordingly; provided that, for purposes of this Agreement and the other Note Documents, none of the Initial Holders shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means this Second Lien Senior Secured Note Agreement, as amended.

“Applicable Office” means, with respect to any Holder, the office of such Holder specified as its “Applicable Office” opposite its name on Schedule I hereto or in the Register, as the case may be, or such other office of such Holder as such Holder may from time to time specify to the Co-Issuers and the Administrative Agent.

“Applicable Premium” means, with respect to any prepayment of the Notes pursuant to Section 2.03(a)(ii)(B) or 2.03(b) or any acceleration of the Notes (whether automatic or by declaration), in each case, prior to the fourth anniversary of the Effective Date, the excess, if any, of (a) (i) if such prepayment or acceleration occurs prior to the second anniversary of the Effective Date, 107% of the aggregate principal amount of the Notes being prepaid or subject to such acceleration plus the Make-Whole with respect to such principal amount, (ii) if such prepayment or acceleration occurs on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, 107% of the aggregate principal amount of the Notes being prepaid or subject to such acceleration and (iii) if such prepayment or acceleration occurs on or after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, 103.5% of the aggregate principal amount of the Notes being prepaid or subject to such acceleration; over (b) the aggregate principal amount of the Notes being prepaid or subject to such acceleration, in each case as reasonably calculated by the Co-Issuers, which calculation shall be set forth in reasonable detail in a certificate signed by the Chief Financial Officer of the Company and (unless timely delivery thereof is waived by the Administrative Agent) delivered to the Administrative Agent at least one Business Day prior to the date on which payment of such Applicable Premium is due. For the avoidance of doubt, all calculations of the Applicable Premium shall be based on the aggregate principal amount of the Notes as increased from time to time by the addition of any PIK Interest Amounts.

“Approvals” means all material filings, recordings, and registrations with, and all material validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority, including, without limitation, those authorizing or permitting the execution, delivery and performance by the Note Parties of the Note Documents and the grant and perfection of the Liens and security interests thereunder.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York.

“Capital Expenditures” means, for any Person for any period, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than (i) Liens created under the Collateral Documents and (ii) Permitted Liens): (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) commercial paper, money-market funds and business savings accounts issued by corporations, each of which shall have a combined net worth of at least $100,000,000.00 and each of which conducts a substantial part of its business in the United States, and rated “P-2” or better by Moody’s Investors Service, Inc. or “A-2” or better by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Holder or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in the regulations) of not less than $100,000,000.00; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets of not less than $500,000,000.00, and (iii) has the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.

“Cash Interest” means any portion of interest on the Notes that is paid in cash.

“CFC” means an entity that is a controlled foreign corporation of the Company under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons (other than any Permitted Holders) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Company (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Company; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Company; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company; or (d) the Company shall cease to own 100% of the Equity Interests in TCML; or (e) any “Change of Control” (or equivalent event) set forth in the Permitted Refinancing Debt Documents shall have occurred.

“Co-Issuer Obligations” means any and all of the Obligations of the Co-Issuers under any of the Note Documents.

“Co-Issuers” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” has the meaning specified in Section 4.01(p)(i).

“Collateral Access Lease” means the Real Property Leases listed on Schedule 4.01(p)(i) and any New Collateral Access Lease that becomes Collateral after the Effective Date pursuant to Section 4.01(i).

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, each of the collateral documents, instruments and agreements delivered pursuant to Section 4.01(i), (j) or (q), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, including under any intellectual property security agreement or supplement.

“Communications” has the meaning specified in Section 8.02(b).

“Company” has the meaning specified in the recital of parties to this Agreement.

“Confidential Information” means information that any Note Party furnishes to any Agent or any Holder in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Holder of its obligations hereunder or that is or becomes available to such Agent or such Holder from a source other than the Note Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Directors” means the directors of the Company on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Debt” of any Person means, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days from the date such trade payables are originally due incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Contingent Obligations and Off-Balance Sheet Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning specified in Section 2.02(b) of this Agreement.

“EBITDA” means, at any date of determination, the sum, determined on a Consolidated basis, of (a) net income (or net loss), plus (b) the amounts deducted in determining such net income for (i) interest expense (net of any interest income), (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash non-recurring extraordinary items, (vi) any expenses paid for in capital stock of the Company, including any 401(k) contributions, directors’ fees and expenses for stock options issued, (vii) any non-cash pension expenses, , and (viii) non-recurring severance costs in an amount not to exceed $500,000, minus the amounts added in determining such net income for non-cash non-recurring extraordinary items, in each case of the Company and its Subsidiaries, determined in accordance with GAAP for the most recently completed Measurement Period. For purposes of this Agreement, EBIDTA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Required Holders, to include, as of the first day of any applicable period, any sales or transfers of assets permitted under this Agreement during such period (including, without limitation, any asset sales permitted under Section 4.02(e)).

“Effective Date” has the meaning specified in Section 3.01.

“Environmental Action” means any action, suit, written demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency written and officially promulgated policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Note Party, or under common control with any Note Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Note Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Note Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Events of Default” has the meaning specified in Section 5.01.

“Excess Cash Flow” means, for any Measurement Period, an amount (if positive) equal to (a) Consolidated EBITDA for such period minus (b) the sum, without duplication, of the amounts paid in such period of (i) Capital Expenditures, (ii) Interest Expense paid in cash during Measurement Period, (iii) the provision for current taxes based on income of the Company and its Subsidiaries on a consolidated basis and paid in cash during such Measurement Period and (iv) regularly scheduled and optional repayments or prepayments of principal on outstanding term Debt, plus or minus, as the case may be, any changes in working capital for such period.

“Excluded Equity Issuances” means (a) any options, stock, or other equity incentive compensation issued in connection with any option or equity plan of the Company adopted by its Board of Directors, (b) any stock issued upon the exercise of any options granted under the plans referenced in clause (a) above, (c) any stock dividends issued by TCML to the Company or any stock dividends issued by any Subsidiary of TCML to TCML, (d) any stock dividends permitted to be issued by the Company hereunder.

“Existing Debt” means Debt of each Note Party and its Subsidiaries outstanding immediately after the consummation of the Plan of Reorganization, as reflected on Schedule 4.02(b).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments do not exceed $1,000,000 in the aggregate from the Effective Date through and including the Maturity Date and are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto within 180 days after receipt thereof, as confirmed in writing to the Administrative Agent by such date of application.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of the date hereof, among the Co-Issuers and Wilmington.

“First Lien Collateral Agent” means the “Collateral Agent” as defined in the First Lien Facilities.

“First Lien Facilities” means the First Lien Senior Secured Credit Agreement, dated as of December 30, 2005, among TCML, the guarantors party thereto, the lenders party thereto, certain agents and arrangers party thereto and Wachovia Bank, National Association, as administrative agent, as amended by Amendment No. 1 dated as of May 19, 2006, Consent and Amendment No. 2 dated as of September 14, 2006, Amendment No. 3 dated as of November 7, 2007, Amendment No. 4 dated as of February 15, 2008, Amendment No. 5 dated as of March 31, 2009 and Amendment No. 6 dated as of December 8, 2009, and as further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Facilities, as amended to the extent permitted under the Intercreditor Agreement.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Facilities of any Note Party in respect of the First Lien Loan Documents.

“Fiscal Year” means a fiscal year of the Company and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantors” means the Subsidiaries of TCML listed on Schedule II hereto and each other Subsidiary of TCML that shall be required to execute and deliver a guaranty pursuant to Section 4.01(i).

“Guaranty” means the guaranty of the Guarantors set forth in Article VII together with each other guaranty and guaranty supplement delivered pursuant to Section 4.01(i), in each case as amended.

“Guaranty Supplement” has the meaning specified in Section 7.07.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, friable or material quantities or concentrations of asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances defined, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, commodity or currency swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Holder” means each Person in whose name a Note is registered on the Register (including, for so long as such Person shall be listed on the Register as the owner of a Note, each Initial Holder), in each case, in such Person’s capacity as Holder of such Note.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Holders” has the meaning specified in the recital of the parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intercreditor Agreement” means the Intercreditor Agreement, in substantially the form of Exhibit E hereto, between the Collateral Agent and the collateral agent for the First Lien Facilities and acknowledged by the Company and TCML, as amended.

“Interest Expense” means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period, all cash interest expense payable on outstanding Debt, in accordance with GAAP.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31 of each year.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting, to the extent described in the Securities Laws.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“IRS” means the United States Internal Revenue Service.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Make-Whole” means, with respect to any prepayment of the Notes pursuant to Section 2.03(a)(ii)(B) or 2.03(b) or any acceleration of the Notes (whether automatic or by declaration), in each case, occurring prior to the second anniversary of the Effective Date, the present value at the applicable Prepayment Date or date of acceleration of all required remaining unpaid scheduled interest payments due on the principal amount of such Notes through the second anniversary of the Effective Date, computed using a discount rate equal to the Treasury Rate as of such Prepayment Date or date of acceleration plus 50 basis points.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets or liabilities (actual or contingent) or prospects of the Company and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Holder under any Note Document or (c) the ability of any Note Party to perform its Obligations under any Note Document to which it is or is to be a party.

“Material Contract” means, with respect to any Person, (a) each contract to which such Person is a party with respect to such Person’s sports marketing or newspaper distribution business involving aggregate consideration payable to such Person of $1,000,000 or more in any year or (b) each contract to which such Person is a party (other than any contract referred to in clause (a)) involving aggregate consideration payable to such Person of $1,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, but excluding any First Lien Loan Documents.

“Maturity Date” means the fifth anniversary of the Effective Date; provided, that the Maturity Date may be extended by up to one year upon the affirmative vote of the Holders holding 66 2/3% in aggregate principal amount of the Notes; provided further, that the Maturity Date may be extended by up to one additional year thereafter upon the affirmative vote of all of the Holders adversely affected thereby.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date or, if less than four consecutive fiscal quarters of the Company have been completed since the Effective Date, the fiscal quarters of the Company that have been completed since the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 4.01(p)(ii)(B).

“Mortgages” has the meaning specified in Section 4.01(p)(ii).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Note Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by a Note Party for employees of any Note Party or any ERISA Affiliate and by at least one Person other than the Note Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Note Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any sale, lease, transfer or other disposition of any asset of the Company or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii), (iv) or (vii) of Section 4.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Company or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, and (D) any amounts maintained in escrow to cover any indemnification obligations or obligations in respect of employee benefits in connection with any such sale, lease, transfer or other disposition; provided, however, that in the case of taxes that are deductible under clause (C) above but for the fact that, at the time of receipt of such cash and Cash Equivalents, such taxes have not been actually paid or are not then payable, such Note Party or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Note Party’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Note Party or such Subsidiary is indemnified; provided further that, at any time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided further that, at any time any amounts under clause (D) above are released from escrow and returned to the Note Parties and their Subsidiaries, such amounts shall constitute “Net Cash Proceeds” for all purposes hereunder and provided even further that Net Cash Proceeds shall not include any such amounts to the extent (x) such amounts are reinvested in capital assets used or useful in the business of the Company and its Subsidiaries within 12 months after the date of receipt thereof in an aggregate amount from the Effective Date through and including the Maturity Date not to exceed $1,000,000, or (y) such amount in respect of any sales, leases, transfers or other dispositions (individually or in the aggregate) shall not exceed $250,000;

(b) with respect to the incurrence or issuance of any Debt by the Company or any of its Subsidiaries (other than Debt incurred or issued pursuant to Section 4.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Company or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c) with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by any Person, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Company or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any cash and Cash Equivalents received in connection with a sale or issuance of Excluded Equity Issuances; and

(d) with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the excess of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) any out-of-pocket costs, fees and expenses attributable to claiming such Extraordinary Receipts; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent (x) such amounts are reinvested in capital assets used or useful in the business of the Company and its Subsidiaries within 12 months after the date of receipt thereof, or (y) such amount in respect of any Extraordinary Receipts (individually or in the aggregate) shall not exceed $1,000,000 in the aggregate from the Effective Date through and including the Maturity Date.

“New Collateral Access Lease” has the meaning specified in Section 4.01(i).

“New Owned Property” has the meaning specified in Section 4.01(i).

“Notes” has the meaning specified in the Preliminary Statements, and shall mean and include any Notes issued upon an assignment or replacement of any Notes.

“Note Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Intercreditor Agreement and (f) the Fee Letter, in each case as amended.

“Note Parties” means the Co-Issuers and the Guarantors.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 5.01(e). Without limiting the generality of the foregoing, the Obligations of any Note Party under the Note Documents include (a) the obligation to pay principal, interest, Applicable Premium (if any), reimbursement amounts, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by such Note Party under any Note Document and (b) the obligation of such Note Party to reimburse any amount in respect of any of the foregoing that any Holder, in its sole discretion, may elect to pay or advance on behalf of such Note Party.

“Off-Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such Obligations would give rise to a claim against such Person in a proceeding referred to in Section 5.01(e).

“Other Taxes” has the meaning specified in Section 2.06(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holder” means (i) each Holder that receives equity of the Company pursuant to the Plan of Reorganization, and any Related Fund or Affiliate of such lender, (ii) any Person controlled by any of the Persons described in clause (i), or (iii) any group of Persons (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of which any Person described in clauses (i) or (ii), individually or collectively, has control over such group. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 4.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the encumbered property thereby unmarketable or materially adversely affect the value or use of such property for its present purposes; (e) leases or subleases granted by any Note Party or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the ordinary course of the business of the grantor thereof; (f) licenses of trademarks and other intellectual property rights granted by any Note Party or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary course of the business of the grantor thereof; (g) Liens securing any judgment not constituting an Event of Default or securing appeal or other surety bonds related to such judgments; (h) pledges or deposits to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, insurance statutory bonds, surety and customs bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i)

purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (j) Liens solely on any cash earnest money deposits made by any Note Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and (k) Permitted Encumbrances.

“Permitted Refinancing Debt” means unsecured subordinated Debt of TCML (and unsecured subordinated guarantees thereof by any Guarantor (for so long as such Person remains a Guarantor)) incurred under Permitted Refinancing Debt Documents so long as (a) the final maturity date thereof is no earlier than one year following the Maturity Date then in effect at the time of the issuance of any such Permitted Refinancing Debt, (b) there are no scheduled amortization, mandatory redemption or sinking fund provisions or similar provisions prior to the maturity of the Permitted Refinancing Debt (other than provisions requiring an offer to purchase Permitted Refinancing Debt to be made upon the occurrence of a change in control or asset sale on terms reasonably satisfactory to the Administrative Agent), (c) the subordination provisions applicable to the Permitted Refinancing Debt shall be in form and substance reasonably satisfactory to the Administrative Agent, (d) the interest rates (calculated including any original issue discount in respect thereof) and related premiums applicable to any issue of Permitted Refinancing Debt shall be based on market interest rates existing at such time for transactions of a similar nature with issuers that are similarly situated with TCML, (e) the respective Permitted Refinancing Debt Documents shall not contain (i) any financial maintenance covenants (or defaults having the same effect as a financial maintenance covenant) or (ii) any cross-default provisions (although such Permitted Refinancing Debt Documents may include a provision for a cross-acceleration and a cross-payment default at final maturity to other material Debt), (f) all other terms and conditions of each issue of Permitted Refinancing Debt shall be in form and substance reasonably satisfactory to the Administrative Agent, (g) no Default or Event of Default then exists or would result from the issuance of such Permitted Refinancing Debt, (h) prior to the issuance of any Permitted Refinancing Debt, TCML shall deliver evidence reasonably satisfactory to the Administrative Agent, including a certificate of the Chief Financial Officer of TCML (accompanied by any required financial calculations in reasonable detail) and an opinion of counsel for TCML, that the issuance of such Permitted Refinancing Debt (and all related Permitted Refinancing Debt Documents) are permitted by all other Permitted Refinancing Debt then outstanding and (i) the Net Cash Proceeds of such Permitted Refinancing Debt shall be used, first, to repay in full any amounts outstanding in respect of the First Lien Loan Documents and second, to prepay the Notes in accordance with Section 2.03(a)(ii).

“Permitted Refinancing Debt Documents” means any and all documentation (including, without limitation, any indenture or purchase agreement) entered into in connection with any issuance of Permitted Refinancing Debt.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PIK Interest” means any portion of interest on the Notes that is paid through the addition of the amount of such interest to the then outstanding aggregate principal amount of the Notes.

“PIK Interest Amount” has the meaning specified in Section 2.02(a)(ii).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan of Reorganization” has the meaning specified in the Preliminary Statements.

“Platform” has the meaning specified in Section 8.02(b).

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post Petition Interest” has the meaning specified in Section 7.08(b) of this Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepayment Date” means any date on which Notes are prepaid pursuant to Section 2.03.

“Real Property Lease” means all of the leases of real property under which any Note Party or any of its Subsidiaries is the lessee from time to time.

“Receivables” means all Receivables referred to in Section 1(c) of the Security Agreement.

“Record Date” means, with respect to the interest payable on any applicable Interest Payment Date, the Business Day immediately preceding such Interest Payment Date.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 2.08(a) of this Agreement.

“Registration Statement” means the registration statement on Form S-4 of the Company filed with the SEC on September 13, 2005, as amended.

“Related Fund” means, with respect to a Holder, any investment fund, limited partnership, limited liability company or other entity that shares a common or Affiliated manager or general partner with such Holder, or that is advised or managed by the same or an Affiliated investment advisor or investment manager to such Holder.

“Required Holders” means, at any time, Holders owed or holding at least 51% in interest of the aggregate principal amount of the Notes outstanding at such time.

“Responsible Officer” means any officer of any Note Party or any of its Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successors thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” means the Second Lien Senior Secured Credit Agreement, dated as of December 30, 2005, among, inter alia, TCML as the Borrower, the Company and the Guarantors as Guarantors, Wilmington as Collateral Agent and Administrative Agent and the lenders party thereto, as amended.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents and the Holders.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by a Note Party for employees of any Note Party or any ERISA Affiliate and no Person other than the Note Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Note Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Stockholders Agreement” means the Stockholders Agreement, to be dated on or about the Effective Date, among the Company and the stockholders of the Company party thereto, as amended.

“Subordinated Obligations” has the meaning specified in Section 7.08.

“Subordinated Debt” means, as to any Note Party, any Debt of such Note Party which, by its terms, is subordinated or intended to be subordinated to the Obligations, including, the Permitted Refinancing Debt, if any.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Collateral Agent” has the meaning specified in Section 6.01(c).

“Taxes” has the meaning specified in Section 2.06(a).

“TCML” has the meaning specified in the recital of parties to this Agreement.

“Treasury Rate” means, as of any Prepayment Date or date of acceleration of the Notes (any such date, the “Measurement Date”), the yield to maturity as of such Measurement Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Measurement Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Measurement Date to the second anniversary of the Effective Date; provided that if the period from the Measurement Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Administrative Agent or any Holder or any other Indemnified Party under the Note Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on any Note Party (with a copy to the Administrative Agent) within 10 Business Days after the request of either of the Co-Issuers therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by applicable law or any order of any Governmental Authority).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wilmington” has the meaning specified in the recital of the parties to this Agreement.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Note Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Note Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Consolidated financial statements of the Company and its Subsidiaries as of December 31, 2008 and for the fiscal year then ended (“GAAP”).

ARTICLE II.

ISSUANCE AND TERMS OF THE NOTES

SECTION 2.01. Issuance of the Notes. On the Effective Date, the Co-Issuers shall issue to each Initial Holder the applicable Notes specified to be issued to such Initial Holder on Schedule I and, to the extent that, pursuant to Section 2.09(c), any of the Initial Holders has requested physical delivery of the Note to be issued to it, the Co-Issuers shall execute and deliver to such Initial Holder a promissory note substantially in the form of Exhibit A hereto, payable to such Initial Holder and its registered assigns. The Holders’ holdings of Notes will be evidenced and reflected by the register maintained by the Administrative Agent in accordance with Section 2.09 hereof, regardless whether Notes have been physically delivered.

SECTION 2.02. Interest.

(a) Scheduled Interest.

(i) Subject to Section 2.02(b) below, interest on the Notes will accrue at the rate of 7% per annum and will be payable in arrears on each Interest Payment Date to the Holders of Notes of record on the immediately preceding Record Date either entirely in cash or in a combination of Cash Interest and PIK Interest. Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under this Agreement, and shall not be considered overdue. Interest on each Note will accrue from the most recent date to which interest has been paid on such Note or, if no interest has been paid, from the Effective Date.

(ii) For any interest period, the Co-Issuers may, at their option, elect to pay interest on the Notes either (1) entirely in cash or (2) in part as Cash Interest and in part through the addition of the amount of such interest (such added amount, the “PIK Interest Amount”) to the then outstanding aggregate principal amount of the Notes; provided, that in no event shall the PIK Interest Amount with respect to any interest period exceed the amount of interest that would have been payable with respect to such interest period if interest on the Notes accrued at the rate of 4% per annum. For all purposes under this Agreement, all PIK Interest Amounts shall be treated as principal amounts of the Notes.

(iii) The Co-Issuers must elect the form of interest payment with respect to each interest period by delivering a notice to the Administrative Agent no later than ten (10) Business Days prior to the applicable Interest Payment Date. The Agent shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Notes will be payable in the form of PIK Interest to the extent permitted pursuant to the proviso to paragraph (a)(ii) above.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Holders shall, require that the Co-Issuers pay interest (“Default Interest”) on (i) the unpaid principal amount of each Note and (ii) to the fullest extent permitted by applicable law, the amount of any past due interest, fee or other amount payable under this Agreement or any other Note Document, at the rate of 9% per annum; provided, however, that following the acceleration of the Notes (including an automatic acceleration pursuant to the proviso to Section 5.01), or the giving of notice by the Administrative Agent to accelerate the Notes, pursuant to Section 5.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent. All Default Interest shall be payable in cash and on demand, in each case to the Holders of Notes of record on the Business Day immediately preceding the applicable payment date.

(c) Calculation of Interest. Interest will be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the applicable interest period.

SECTION 2.03. Repayment and Prepayment.

(a) Mandatory.

(i) All amounts outstanding with respect to the Notes will be due and payable on the Maturity Date.

(ii) Subject to the provisions of the Intercreditor Agreement and subject to the prior payment (and/or cash collateralization, as applicable) of the First Lien Obligations in accordance with the terms of the First Lien Facilities:

(A) The Co-Issuers shall, on the 120th day following the end of each Fiscal Year, apply an amount equal to 75% of the amount of Excess Cash Flow for such Fiscal Year to the prepayment of Notes.

(B) The Co-Issuers shall, on the date of receipt of any Net Cash Proceeds by any Note Party or any of its Subsidiaries from (I) the sale, lease, transfer or other disposition of any assets of any Note Party or any of its Subsidiaries, (II) the incurrence or issuance by any Note Party or any of its Subsidiaries of any Debt, (III) the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by any Note Party or any of its Subsidiaries and (IV) any Extraordinary Receipts received by or paid to or for the account of any Note Party or any of its Subsidiaries and not otherwise included in clause (I), (II) or (III) above, apply an amount equal to 100% of the amount of such Net Cash Proceeds in the case of clauses (I), (II), (III) and (IV) to the prepayment of Notes.

(C) In connection with any prepayment of Notes pursuant to this subsection (a)(ii), the Co-Issuers shall pay accrued and unpaid interest, if any, to the applicable Prepayment Date on the aggregate principal amount of the Notes prepaid.

(b) Optional. The Notes may not be prepaid at the Co-Issuers’ option before the second anniversary of the Effective Date. On and after such date, subject to such prepayment being permitted under the First Lien Facilities, and upon at least one Business Day’s notice to the Administrative Agent stating the proposed Prepayment Date and the aggregate principal amount of the Notes to be prepaid, the Co-Issuers may, and if such notice is given the Co-Issuers shall, prepay the Notes, in whole or ratably in part, together with accrued and unpaid interest, if any, to the Prepayment Date on the aggregate principal amount of the Notes to be prepaid; provided, however, that each prepayment of the Notes in part shall be in an aggregate principal amount of $500,000 or an integral multiple of $500,000 in excess thereof.

(c) Early Prepayment Premium. Any prepayment of Notes prior to the fourth anniversary of the Effective Date pursuant to Sections 2.03(a)(ii)(B) or 2.03(b) shall be accompanied by the Applicable Premium.

SECTION 2.04. Fees. The Co-Issuers shall pay to each Agent for its own account such fees as may from time to time be agreed among the Co-Issuers and such Agent, including without limitation as set forth in the Fee Letter.

SECTION 2.05. Payments. (a) The Co-Issuers shall make each payment hereunder and under the other Note Documents, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Co-Issuers is in respect of principal, Applicable Premium (if any), interest or any other Obligation then payable hereunder and under the other Note Documents to more than one Holder, to such Holders ratably in accordance with the amounts of such respective Obligations then payable to such Holders and (ii) if such payment by the Co-Issuers is in respect of any Obligation then payable hereunder to one Holder, to such Holder, in each case to be applied in accordance with the terms of this Agreement.

(b) Whenever any payment hereunder or under the other Note Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

(c) Unless the Administrative Agent shall have received notice from the Co-Issuers prior to the date on which any payment is due to any Holder hereunder that the Co-Issuers will not make such payment in full, the Administrative Agent may assume that the Co-Issuers have made such payment in full to the Administrative Agent on such date and the Administrative Agent, in reliance upon such assumption, may (but shall have no obligation to), cause to be distributed to each such Holder on such due date an amount equal to the amount then due such Holder. If and to the extent the Co-Issuers shall not have so made such payment in full to the Administrative Agent, each such Holder shall repay to the Administrative Agent forthwith on demand such amount distributed to such Holder together with interest thereon, for each day from the date such amount is distributed to such Holder until the date such Holder repays such amount to the Administrative Agent, at the Federal Funds Rate.

(d) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Note Documents is insufficient to pay in full all amounts due and payable to the Agents and the Holders under or in respect of this Agreement and the other Note Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Holders in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Note Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Holders under Section 8.04 hereof, Section 24 of the Security Agreement and any similar section of any of the other Note Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Holders on such date;

(iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Holders under Section 2.06 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Holders on such date;

(iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Co-Issuers under or in respect of the Note Documents that is due and payable under Section 2.02(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Holders on such date;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Notes that is due and payable under Section 2.02(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Holders on such date;

(vi) sixth, ratably to the payment of the principal amount of, and any Applicable Premium in respect of, all of the outstanding Notes that is due and payable on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Holders on such date; and

(vii) seventh, to the payment of all other Obligations of the Note Parties owing under or in respect of the Note Documents that are due and payable to the Administrative Agent and the Holders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Holders on such date.

SECTION 2.06. Taxes.

(a) Any and all payments by any Note Party to or for the account of any Holder or any Agent hereunder or under the Notes or any other Note Document shall be made, in accordance with the terms of this Agreement or the applicable provisions of such other Note Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Holder and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Holder or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Holder, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Holder’s Applicable Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or any other Note Document being hereinafter referred to as “Taxes”). If any Note Party or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Note Document to any Holder or any Agent, (i) the sum payable by such Note Party shall be increased as may be necessary so that after such Note Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.06) such Holder or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Note Party shall make all such deductions and (iii) such Note Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Note Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Note Party hereunder or under any Notes or any other Note Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes, the Mortgages or the other Note Documents (hereinafter referred to as “Other Taxes”).

(c) The Note Parties shall indemnify each Holder and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.06, imposed on or paid by such Holder or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Holder or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Note Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Note Documents by or on behalf of a Note Party through an account or branch outside the United States or by or on behalf of a Note

Party by a payor that is not a United States person, if such Note Party determines that no Taxes are payable in respect thereof, such Note Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.06, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Holder organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Holder and on or prior to the date of the transfer pursuant to which it becomes a Holder in the case of each other Holder, and from time to time thereafter as reasonably requested in writing by the Co-Issuers or the Administrative Agent, provide the Administrative Agent two copies (one of which shall be for transmission to the Co-Issuers) of (i) an original IRS Form W-8BEN, W-8IMY or W-8ECI establishing the Holder’s exemption from, or a reduced rate of, United States federal withholding tax, (ii) if such Holder is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either IRS Form W-8BEN or W-8IMY establishing an exemption from United States withholding tax pursuant to a treaty or a Form W-8ECI, an IRS Form W8-BEN and a certificate executed by a duly authorized officer of such Holder representing that such Holder is not (x) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (z) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code, or (iii) such other forms or documents as may establish that such Holder is exempt from, or entitled to a reduced rate of, United States withholding tax on payments pursuant to this Agreement or the Notes or any other Note Document; provided, that no Holder shall be required pursuant to this Section 2.06(e) to provide any form, representation, document, or certification that it is not legally able to provide. If, at the effective date of a transfer pursuant to which a Holder other than an Initial Holder becomes a party to this Agreement, the Holder’s assignor was entitled to payments under subsection (a) or (c) of this Section 2.06 in respect of United States withholding tax imposed with respect to interest or other amounts paid to or for the account of such assignor by the Note Parties, then, to such extent, the term Taxes shall include with respect to such Holder (in addition to withholding taxes that may be imposed in the future and amounts otherwise includable in Taxes) United States withholding tax, if any, applicable to payments to or for the account of the Holder’s assignor, but it shall not include with respect to such Holder United States withholding tax in excess of that amount (unless such additional United States withholding tax is attributable to a change in law, or in the interpretation or application thereof, occurring after the date of the assignment). If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by IRS Form W-8BEN, W-8IMY or W-8ECI, that the applicable Holder reasonably considers to be confidential, such Holder shall give notice thereof to the Co-Issuers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Holder has failed to provide the appropriate form, certificate or other document as described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Holder shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.06 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Holder become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Note Parties shall take such steps as such Holder shall reasonably request to assist such Holder to recover such Taxes.

(g) Any Holder claiming any additional amounts payable pursuant to this Section 2.06 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Holder, be otherwise disadvantageous to such Holder.

(h) If any Holder determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by Co-Issuers pursuant to subsection (a) or (c) above in respect of payments under the Note Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.06 exceeding the amount needed to make such Holder whole, such Holder shall pay to the Co-Issuers, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

SECTION 2.07. Sharing of Payments, Etc. If any Holder shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of a transfer pursuant to Section 8.07, (a) on account of Obligations due and payable to such Holder hereunder and under the Notes and the other Note Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Holder at such time to (ii) the aggregate amount of the Obligations due and payable to all Holders hereunder and under the Notes and the other Note Documents at such time) of payments on account of the Obligations due and payable to all Holders hereunder and under the Notes and the other Note Documents at such time or (b) on account of Obligations owing (but not due and payable) to such Holder hereunder and under the Notes and the other Note Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Holder at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Holders hereunder and under the Notes and the other Note Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Holders hereunder and under the Notes at such time, such Holder shall forthwith share the amount of the excess payment ratably with, in the case of (a), the other Holders entitled to payment at such time and, in the case of (b), all other Holders.

SECTION 2.08. Evidence of Indebtedness.

(a) The Administrative Agent, acting for this purpose (but only for this purpose) as agent of the Co-Issuers, shall maintain at its address referred to in Section 8.02 a register for the recordation of the names and addresses of the Holders from time to time (the “Register”). The Register shall record, with respect to each Holder, (i) the aggregate principal amount of the Notes held from time to time by such Holder, (ii) the amount of any principal, premium or interest due and payable or to become due and payable from the Co-Issuers to such Holder hereunder and (iii) such Holder’s share of the amount of any sum received by the Administrative Agent from the Co-Issuers hereunder. The Register shall be available for inspection by the Note Parties or any Agent or any Holder at any reasonable time and from time to time upon reasonable prior notice.

(b) The entries of the names and addresses of the Holders in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Note Parties, the Agents and the Holders may treat each Person whose name is recorded in the Register as a Holder hereunder for all purposes of this Agreement. Entries made in good faith by the Administrative Agent in the Register pursuant to the second sentence of subsection (a) above shall be prima facie evidence of the amount of principal, Applicable Premium (if any) and interest due and payable or to become due and payable from the Co-Issuers to each Holder; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Co-Issuers under this Agreement.

(c) Any Holder may request that the Co-Issuer Obligations shall be evidenced by a promissory note. In such event, the Co-Issuers shall execute and physically deliver to each such Holder a promissory note payable to such Holder and its registered assigns substantially in the form of Exhibit A hereto. Thereafter, the Note evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.09. Replacement Notes. If either (x) any mutilated Note is surrendered to the Administrative Agent or to either of the Co-Issuers, or (y) if the Co-Issuers and the Administrative Agent receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Co-Issuers shall execute and deliver to the applicable Holder a replacement Note. If required by the Administrative Agent or the Co-Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Administrative Agent and the Co-Issuers to protect the Co-Issuers, the Administrative Agent and any Agent from any loss that any of them may suffer if a Note is replaced. The Co-Issuers may charge for their expenses in replacing a Note. Every replacement Note is a contractual obligation of the Co-Issuers and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.10. Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes that have been issued under this Agreement, except for those canceled by the Co-Issuers, those delivered to them for cancellation, and those described in this Section 2.10 as not outstanding.

(b) If a Note is replaced pursuant to Section 2.09, such Note shall cease to be outstanding unless the Administrative Agent receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of and Applicable Premium (if any) on any Note has been paid, or if the Administrative Agent holds, on a Prepayment Date or the Maturity Date, money sufficient to pay any Notes payable on such date, then such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest on and after such date.

(d) If one of the Co-Issuers or a Subsidiary of one of the Co-Issuers acquires a Note, then such Note shall be deemed to be no longer outstanding; provided that, in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, only Notes which a Responsible Officer of the Administrative Agent actually knows to have been so acquired shall be deemed to be no longer outstanding.

SECTION 2.11. Joint and Several Liability of Co-Issuers.

(a) Notwithstanding anything in this Agreement or any other Note Document to the contrary, each of the Co-Issuers, jointly and severally, in consideration of the financial accommodations to be provided by the Agents and the Holders under this Agreement and the other Note Documents, for the benefit, directly and indirectly, of the other Co-Issuer and in consideration of the undertakings of the other Co-Issuer to accept joint and several liability for the Co-Issuer Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Co-Issuer, with respect to the payment and performance of all of the Co-Issuer Obligations (including, without limitation, any Obligations arising under this Section 2.11), it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of each Co-Issuer without preferences or distinction between them. If and to the extent that either Co-Issuer shall fail to make any payment with respect to any of the Co-Issuer Obligations as and when due or to perform any of the Co-Issuer Obligations in accordance with the terms thereof, then in each such event, the other Co-Issuer will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof and except as otherwise provided above, the Obligations of each Co-Issuer under the provisions of this Section 2.11 constitute the absolute and unconditional, full recourse Obligations of each Co-Issuer, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Note Documents or any other circumstances whatsoever.

(b) The provisions of this Section 2.11 are made for the benefit of the Agents, the Holders and their successors and assigns, and may be enforced by them from time to time against either or both of the Co-Issuers as often as occasion therefor may arise and without requirement on the part of the Agents, the Holders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against the other Co-Issuer or to exhaust any remedies available to it or them against the other Co-Issuer or to resort to any other source or means of obtaining payment of any of the Co-Issuer Obligations or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all of the Co-Issuer Obligations shall have been paid in full in cash.

(c) Each of the Co-Issuers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Co-Issuer with respect to any liability incurred by it hereunder or under any of the other Note Documents, any payments made by it to either of the Agents or any of the Holders with respect to any of the Co-Issuer Obligations or any Collateral, until such time as all of the Co-Issuer Obligations have been paid in full in cash. Any claim which either of the Co-Issuers may have against the other Co-Issuer with respect to any payments to either of the Agents or to any of the Holders hereunder or under any other Note Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Co-Issuer Obligations, to the prior payment in full in cash of the Co-Issuer Obligations.

ARTICLE III.

CONDITIONS TO CLOSING

SECTION 3.01. Conditions Precedent to Closing. The issuance of the Notes is subject to the satisfaction of the following conditions precedent (and such issuance shall become effective on and as of the first date (the “Effective Date”) on which such conditions precedent have been satisfied or (with the exception of the condition set forth in subsection 3.01(c) below, which is non-waivable) waived by the Required Holders:

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) Copies of the Notes payable to the Initial Holders, duly executed by the Co-Issuers, to the extent that physical Notes have been requested by the Initial Holders pursuant to the terms of Section 2.09(c).

(ii) A security agreement in substantially the form of Exhibit C hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 4.01(i) or otherwise, in each case as amended, the “Security Agreement”), duly executed by each Note Party, together with:

(A) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Required Holders may deem reasonably necessary or desirable in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Required Holders may reasonably deem necessary or desirable in order to perfect and protect the security interest created thereunder, and

(C) evidence that all other actions that the Required Holders may reasonably deem necessary or desirable in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) liens and security interests created under the Security Agreement has been taken.

(iii) A copy of a certificate of the Secretary of State of the jurisdiction of formation of each Note Party, dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter or similar organizational document of such Note Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Note Party’s charter (or similar organization document) on file in such Secretary’s office, (2) such Note Party has paid all franchise taxes to the date of such certificate and (3) such Note Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(iv) A certificate of each Note Party, signed on behalf of such Note Party by its President or a Vice President and its Secretary or any Assistant Secretary, or in the case such Note Party does not have a Secretary or any Assistant Secretary, any other duly qualified officer of such Note Party, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter or similar organizational document of such Note Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iii), (B) a true and correct copy of the bylaws of such Note Party as in effect on the Effective Date, (C) the due organization and good standing or valid existence of such Note Party under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Note Party and (D) the absence of any event occurring and continuing, or resulting after giving effect to the issuance of the Notes, that constitutes a Default.

(v) A certificate of the President or a Vice President and the Secretary or an Assistant Secretary of each Note Party, or in the case such Note Party does not have a Secretary or any Assistant Secretary, any other duly qualified officer of such Note Party, certifying the names and true signatures of the officers of such Note Party authorized to sign each Note Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vi) The Intercreditor Agreement, in substantially the form of Exhibit E hereto.

(vii) Evidence of the Note Parties’ insurance coverage reasonably satisfactory to the Required Holders, demonstrating that the Note Parties’ existing insurance coverage remains in effect.

(viii) One or more favorable opinions of counsel to the Note Parties, covering such matters as the Agents or the Required Holders may reasonably request.

(b) The Company shall have paid all accrued fees of the Agents and all reasonable expenses of the Agents (including the reasonable accrued fees and expenses of counsel to the Agents), and the Co-Issuers shall have complied with the terms of the Fee Letter.

(c) All conditions precedent to the effectiveness of the Plan of Reorganization (other than the execution of this Agreement), as specified in the Plan of Reorganization, shall have been satisfied or waived in accordance with its terms.

(d) To the extent that physical Notes have been requested by the Initial Holders pursuant to the terms of Section 2.09(c), the Initial Holders shall have received such Notes, duly executed by the Co-Issuers.

(e) The Required Holders shall have received such other approvals, opinions or documents as the Required Holders may reasonably request.

ARTICLE IV.

COVENANTS OF THE NOTE PARTIES

SECTION 4.01. Affirmative Covenants. So long as any Obligation of any Note Party under any Note Document shall remain unpaid (other than any Unaccrued Indemnity Claims), each Note Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Patriot Act.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material obligations and liabilities including, without limitation, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Note Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

(c) Compliance with Environmental Laws. Comply, and take commercially reasonable steps to cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with and as required pursuant to all applicable Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain insurance, including, without limitation, hazard and business interruption insurance, with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Note Party or any of its Subsidiaries operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, material permits, licenses, approvals, privileges, franchises, and Approvals; provided, however, that the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 4.02(d).

(f) Visitation Rights. At any reasonable time and from time to time upon prior notice during normal business hours, permit any of the Agents or any of the Holders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all at the expense of the Company; provided, however, that if (i) no Default or Event of Default shall be continuing, the Company shall not be required to pay for more than two visits or inspections during any calendar year and (ii) with respect to environmental inspections of the Properties, representatives of the Administrative Agent shall only have the right to inspect once every twelve months, unless the Administrative Agent has a reasonable basis to believe that a condition exists or an event has occurred which could reasonably be expected to give rise to material liabilities under applicable Environmental Laws.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in the ordinary course of business, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; and do, and cause each of its Subsidiaries to do, all things necessary to obtain, renew, extend and continue in effect all Approvals which may at any time and from time to time be necessary for the Company and its Subsidiaries to operate their businesses in compliance, in all material respects, with applicable law, to execute and deliver any Note Documents from time to time, to perform their obligations under the Note Documents, to grant and perfect the Liens and security interests contemplated thereby or for the exercise by the Secured Parties of their rights and remedies under the Note Documents.

(i) Covenant to Guarantee Obligations and Give Security. Subject to the Intercreditor Agreement, upon (v) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (w) the formation of any new direct or indirect Subsidiaries by any Note Party, (x) the acquisition of fee owned real property by a Note Party or any of its Subsidiaries with a value in excess of $500,000 (a “New Owned Property”), (y) the entry into a new lease of real property in which rentable square footage exceeds 10,000 square feet (a “New Collateral Access Lease”) or (z) the acquisition of any personal property by any Note Party or any of its Subsidiaries, and such property shall not already be subject to a perfected second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations and to Permitted Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Company’s expense:

(i) in connection with the formation or acquisition of a Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 10 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Note Parties’ obligations under the Note Documents,

(ii) within 10 days after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Note Parties and their respective Subsidiaries in detail reasonably satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,

(iii) within 30 days after (A) such request or acquisition of property by any Note Party or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary of such Note Party to duly execute and deliver, to the Collateral Agent such additional mortgages (with respect to fee owned real property), pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing (subject to the Intercreditor Agreement) payment of all the Obligations of such Note Party under the Note Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause each Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing (subject to the Intercreditor Agreement) payment of all of the Obligations of such Subsidiary under the Note Documents; provided that (A) the stock of any Subsidiary held by a CFC shall not be pledged and (B) if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

(iv) notwithstanding anything to the contrary contained in this Section 4.01(i), (x) in connection with the acquisition of a New Owned Property, (A) within 10 days after such acquisition, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such New Owned Property and (B) within 45 days after such acquisition, furnish to the Administrative Agent (1) each of the items set forth in Sections 4.01(p)(ii)(A), (ii)(B), (ii)(C), (ii)(D) and (ii)(F), mutatis mutandis, in each case in respect of such New Owned Property and (2) such other approvals, opinions or documents as the Administrative Agent may reasonably request, and (y) in connection with the entry into a New Collateral Access Lease, (A) within 10 days after entry into such New Collateral Access Lease, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such lease and (B) within 45 days after entry into a New Collateral Access Lease, furnish to the Administrative Agent (1) a Collateral Access Agreement to the extent set forth in Section 4.01(p)(i), mutatis mutandis, in respect of such New Collateral Access Lease and (2) such other approvals, opinions or documents as the Administrative Agent may reasonably request,

(v) within 30 days after such request, formation or acquisition, take, and cause each Note Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary to vest in the

Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 4.01(i), enforceable against all third parties in accordance with their terms,

(vi) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Note Parties reasonably acceptable to the Collateral Agent as to (1) the legal matters contained in Sections 4.01(i)(i), (iii), (iv) and (v) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements being legal, valid and binding obligations of each Note Party party thereto enforceable in accordance with their terms, as to the matters contained in Section 4.01(i)(v) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties and (4) such other matters as the Collateral Agent may reasonably request,

(vii) as promptly as practicable after such request, formation or acquisition, deliver to the Collateral Agent with respect to each parcel of real property owned by any Note Party or any of its Subsidiaries and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Note Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent,

(viii) upon the occurrence and during the continuance of an Event of Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Collateral Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Collateral Agent may reasonably deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) lien on and security interest in such dividends, and

(ix) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Note Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) any and all further instruments and documents and take, and cause each Note Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, all such other action as the Collateral Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving (subject to the Intercreditor Agreement) the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(j) Further Assurances. (i) Promptly upon request by any Agent, or any Holder through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Holder through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Holder through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Note Documents, (B) to the fullest extent permitted by applicable law, subject any Note Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Document or under any other instrument executed in connection with any Note Document to which any Note Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, all subject to the terms and provisions of the Intercreditor Agreement.

(k) Notices. Promptly notify the Administrative Agent and each Holder of (i) any material change in accounting policies or financial reporting practices by any Note Party or any of its Subsidiaries, and (ii) the (A) occurrence of any disposition of property or assets, with the proceeds of which the Borrower is required to prepay Notes pursuant to Section 2.03(a)(ii), (B) sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution), with the proceeds of which the Borrower is required to prepay Notes pursuant to Section 2.03(a)(ii), (C) incurrence or issuance of any Debt, with the proceeds of which the Borrower is required to prepay Notes pursuant to Section 2.03(a)(ii) and (D) receipt of any Extraordinary Receipts, with the proceeds of which the Borrower is required to prepay Notes pursuant to Section 2.03(a)(ii). Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company and/or TCML has taken and proposes to take with respect thereto.

(l) Preparation of Environmental Reports. At the request of the Required Holders from time to time (but no more frequently than once every 12 months unless an Event of Default is continuing), provide to the Holders within 60 Business Days after such request, at the expense of the Company, an environmental site assessment report for any of its or its Subsidiaries’ properties described in the Mortgages, prepared by an environmental consulting firm reasonably acceptable to the Required Holders, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Holders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Required Holders may direct the Administrative Agent or the Collateral Agent to retain a nationally recognized environmental consulting firm to prepare such report at the expense of the Company, and the Co-Issuers hereby grant and agree to cause any Subsidiary that owns any property described in the Mortgages to grant at the time of such request to the Agents, the Holders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Company or any of its Subsidiaries is a party, keep such leases in full force and effect in accordance with its terms and not allow (through any action or omission of Company or any of its Subsidiaries) such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(n) Board Observation Rights. The Required Holders shall have the right to appoint one representative who shall: (a) receive written notice of all meetings (both regular and special) of the boards of directors (or similar body) of the Company and its Subsidiaries and each committee of any such board (such notice to be given as specified in Section 8.01 at the same time as notice is given to the members of any such board and/or committee); (b) be entitled to attend (or, in the case of telephone meetings, monitor) all such meetings; (c) receive all notices, information and reports which are furnished to the members of any such board and/or committee at the same time and in the same manner as the same is furnished to such members and (d) receive, at the same time and in the same manner as the same is furnished to such members, copies of the minutes of all such meetings. If any action is proposed to be taken by any such board and/or committee by written consent in lieu of a meeting, the Company will use reasonable efforts to give written notice thereof to such representative, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered at the same time as notice is given to the members of any such board and/or committee. The Company will furnish such representative with a copy of each such written consent not later than five days after it has been signed by its last signatory. Such representative shall not constitute a member of any such board and/or committee and shall not be entitled to vote on any matters presented at meetings of any such board and/or committee or to consent to any matter as to which the consent of any such board and/or committee shall have been requested. The Co-Issuers shall reimburse such designated representative of the Holders (or the employers of such representative), promptly upon receipt of an invoice therefore, for the reasonable out-of-pocket costs and expenses of such representative in attending such meeting. The foregoing provisions of this Section 4.01(n) are subject in all respects to the right of the members of such board to exclude such representative from portions of meetings of the board or omit to provide such representative with certain information if such members believe in good faith that such exclusion or omission is necessary in order to (i) avoid a conflict of interest in connection with the board’s discussion of its financing arrangements under this Agreement, (ii) fulfill the contractual obligations of the Company or any of its Subsidiaries with respect to confidential or proprietary information of third parties or (iii) preserve attorney-client privilege.

(o) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect in accordance with its terms, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon such request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as such Note Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(p) Conditions Subsequent. (i) Within 60 days after the Effective Date, the Co-Issuers shall use commercially reasonable efforts to obtain a Collateral Access Agreement, in substantially the form of Exhibit H attached hereto or in form otherwise reasonably satisfactory to the Administrative Agent, in each case, executed by the lessor under the applicable Collateral Access Leases. Notwithstanding anything to the contrary in this Agreement, if the Co-Issuers shall fail to obtain the collateral access agreement with respect to any Collateral Access Lease within such 60-day period, after using commercially reasonable efforts to do so, the Co-Issuers shall have no further obligation to execute and deliver to the Administrative Agent the same and the condition set forth in this Section 4.01(p)(i) with respect thereto shall be deemed to be satisfied by the Co-Issuers. As used in this Section 4.01(p)(i), “commercially reasonable efforts” shall require the Co-Issuers to commence and prosecute the matter referred to with diligence and in a manner consistent with customary business practices, but shall not require that the Co-Issuers expend any sums of money except such sums which are designed to compensate a lessor for reasonable expenses in reviewing the applicable documentation (including reasonable legal fees). The Co-Issuers shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the collateral access agreements referenced in this Section 4.01(p)(i).

(ii) Within 45 days after the Effective Date (provided that so long as the Co-Issuers shall have used commercially reasonable efforts to satisfy the conditions set forth below within such 45-day period, the Administrative Agent shall, upon the request of the Co-Issuers, extend the 45-day period for such additional period as shall be requested by the Co-Issuers, not to exceed 45 additional days; provided further that any additional extensions thereafter shall be subject to the approval of the Required Holders), furnish to the Administrative Agent deeds of trust, trust deeds and mortgages in substantially the form of Exhibit D hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the properties listed on Schedule 4.01(p)1 hereto (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 4.01(i), in each case as amended, the “Mortgages”), duly executed by the appropriate Note Party, together with:

(A) evidence that counterparts of the Mortgages have been either (x) duly recorded or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, with all filing or recording offices necessary in order to create a valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or adequate provisions for their payment shall have been made,

(B) with respect to the Owned Real Properties, fully paid American Land Title Association Holder’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Holders), issued, coinsured and reinsured by title insurers acceptable to the Required Holders, insuring the Mortgages to be valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Required Holders may deem necessary or desirable,

(C) with respect to the Owned Real Properties, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees have been paid, dated no more than 30 days before the date the related Mortgage is

[1]	Schedule to list the properties currently subject to mortgages in favor of the Second Lien lenders.

recorded, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and acceptable to the Required Holders, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Required Holders,

(D) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Required Holders may reasonably deem necessary or desirable,

(E) evidence of the insurance required by the terms of the Mortgages,

(F) Favorable opinions of local counsel for the Note Parties (i) in states in which the Owned Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, substantially in the form of Exhibit F hereto and otherwise in form and substance satisfactory to the Administrative Agent and including such assumptions and qualifications to account for local law matters as the Administrative Agent and its counsel shall approve in their reasonable discretion and (ii) in states in which the Note Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Note Parties in the granting of the Mortgages in form and substance reasonably satisfactory to the Administrative Agent and including such assumptions and qualifications to account for local law matters as the Administrative Agent and its counsel shall approve in their reasonable discretion, and

(G) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Liens on the property described in the Mortgages has been taken.

(iii) Within 45 days after the Effective Date (which time period may be extended by an additional 45 days at the sole discretion of the Collateral Agent), the Co-Issuers shall use commercially reasonable efforts to furnish to the Collateral Agent Account Control Agreements (as defined in the Security Agreement), Securities Account Control Agreements (as defined in the Security Agreement) or such other “control agreements” in form and substance reasonably satisfactory to the Collateral Agent covering all of the Note Parties’ Account Collateral or Security Collateral (each as defined in the Security Agreement) other than payroll accounts or such other exceptions as the Collateral Agent may permit, acting upon the written direction of the Required Holders.

SECTION 4.02. Negative Covenants. So long as any Obligation of any Note Party under any Note Document shall remain unpaid (other than any Unaccrued Indemnity Claims), no Note Party nor any of its Subsidiaries will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Note Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Note Documents;

(ii) Permitted Liens for the Company and its Subsidiaries;

(iii) Liens existing on the date hereof and described on Schedule 4.02(a) hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by TCML or any of its Subsidiaries in the ordinary course of business, in each case to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 4.02(b)(iii)(B) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases of TCML or any of its Subsidiaries permitted under Section 4.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

(vi) Liens created under the First Lien Loan Documents securing obligations under the First Lien Loan Documents, in all cases subject to the provisions of the Intercreditor Agreement.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) in the case of TCML, Debt owed to a wholly owned Subsidiary of TCML, which Debt (x) shall constitute Pledged Debt, (y) shall be on subordinated terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Note Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

(ii) in the case of any Subsidiary of TCML, Debt owed to TCML or to a wholly owned Subsidiary of TCML, provided that, in each case, such Debt (x) shall constitute Pledged Debt, (y) shall be on terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Note Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement; and

(iii) the Guaranties and, in the case of TCML and its Subsidiaries,

(A) Debt under the Note Documents,

(B) so long as no Default has occurred and is continuing, Debt secured by Liens permitted by Section 4.02(a)(iv) not to exceed in the aggregate $3,000,000 at any time outstanding,

(C) Capitalized Leases not to exceed in the aggregate $3,000,000 at any time outstanding,

(D) the Existing Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Existing Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Note Documents; provided further that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to this principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Note Parties or the Holders than the terms of any agreement or instrument governing the Existing Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate,

(E) any Permitted Refinancing Debt in an aggregate principal amount not to exceed $120,000,000 at any one time outstanding, and

(F) Debt under the First Lien Facilities.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried as of the Effective Date, provided that, in any event, the Company shall not engage in any business other than to own the Equity Interests of TCML.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of TCML may merge into or consolidate with any other Subsidiary of TCML, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of TCML, and provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(ii) any Subsidiary of TCML may merge into or consolidate with TCML, provided that TCML shall be the Person surviving such merger; and

(iii) in connection with any sale or other disposition permitted under Section 4.02(e)(iv), any Subsidiary of TCML may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

(ii) in a transaction authorized by Section 4.02(d);

(iii) sales, transfers or other dispositions of assets among TCML and Guarantors;

(iv) sales, transfers or other dispositions from a Subsidiary of TCML to TCML;

(v) the sale of any asset by TCML or any of its Subsidiaries (other than a bulk sale of Inventory and a sale of Receivables other than delinquent accounts for collection purposes only) so long as (A) no Default shall occur and be continuing, (B) the purchase price paid to TCML or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) the purchase price for such asset shall be paid to TCML or such Subsidiary in at least 90% cash and (D) the fair market value of such asset, when added to the fair market value of all other assets sold by TCML and its Subsidiaries pursuant to this clause (v), shall not exceed $7,500,000 from the Effective Date through and including the Maturity Date;

(vi) the sale, transfer or other disposition, in the ordinary course, of equipment no longer used or useful in the conduct of the business of TCML and its Subsidiaries; and

(vii) leases, subleases and licenses granted by TCML or any of its Subsidiaries in the ordinary course of its business that do not materially interfere with the conduct of the business of the grantor thereof, provided that, in the case of sales of assets pursuant to clauses (v) and (vi) above, the Co-Issuers shall, promptly following the date of receipt by the applicable Note Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Notes pursuant to, and in the amounts set forth in, Section 2.03(a)(ii), as specified therein.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) equity Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (B) additional equity Investments in Note Parties;

(ii) Investments by the Note Parties and their Subsidiaries in Cash Equivalents;

(iii) Investments existing on the date hereof and described on Schedule 4.02(f) hereto; and

(iv) Investments consisting of intercompany Debt permitted under Section 4.02(b).

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company or to issue or sell any Equity Interests therein, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Company may:

(A) declare and pay dividends and distributions payable only in common stock or preferred stock of the Company;

(B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of Notes pursuant to Section 2.03(a)(ii), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

(C) accept capital contributions; and

(D) declare and pay cash dividends in respect of its Equity Interests to the extent permitted to be declared and paid to the Company pursuant to Section 4.02(g)(ii)(A).

(ii) TCML may:

(A) after the payment and cash collateralization in full of the First Lien Obligations and the termination of the First Lien Facilities, declare and pay cash dividends in respect of its Equity Interests if after giving effect thereto the aggregate amount of such dividends would be less than $5,000,000 in the aggregate for each calendar year; provided that immediately before and immediately after giving pro forma effect to any such cash dividends in respect of the Equity Interests in TCML, no Default shall have occurred and be continuing; and

(B) accept capital contributions from the Company;

(iii) any Subsidiary of TCML may (A) declare and pay cash dividends to TCML, and (B) accept capital contributions from TCML; and

(iv) each of the Company and TCML may repurchase capital stock from employees of the Company or TCML in an amount not to exceed $500,000 in any calendar year and $1,000,000 in the aggregate.

(h) Amendments of Constitutive Documents, Etc. Amend, or permit any of its Subsidiaries to amend, (i) its certificate of incorporation or bylaws or other constitutive documents or (ii) any documents or instruments governing any Debt other than the Note Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or to adversely affect the interests of the Holders.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) material accounting policies or reporting practices (except as required by generally acceptable accounting principles) or (ii) its Fiscal Year (except that the Company and its Subsidiaries shall be entitled to change their Fiscal Year to a Fiscal Year ended June 30).

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt (excluding the First Lien Facilities), except (i) subject to the Intercreditor Agreement and (ii) regularly scheduled or required repayments or redemptions of Existing Debt (excluding the First Lien Facilities), or amend, modify or change in any manner any term or condition of any Existing Debt (excluding the First Lien Facilities), or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to TCML or any of its Subsidiaries that are Note Parties.

(k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) the First Lien Facilities, in effect on the date hereof, (B) any purchase money Debt permitted by Section 4.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (C) any Capitalized Lease permitted by Section 4.02(b)(iii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(l) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, except that any Subsidiary the sole asset of which consists of its interest in a partnership or joint venture may become a general partner in any general or limited partnership or joint venture.

(m) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(n) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Note Documents, (ii) any agreement or instrument evidencing Existing Debt or the First Lien Facilities, in each case as in effect on the date hereof, and (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company.

(o) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify in any material respect any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract, in each case that would impair the value of the interest or rights of any Note Party or any of its Subsidiaries thereunder or that would impair the interest or rights of any Agent or any Holder, or permit any of its Subsidiaries to do any of the foregoing; provided however notwithstanding the foregoing, the Company and its Subsidiaries shall be entitled to cancel or terminate any Material Contracts related to the sports marketing business in the ordinary course so long as the effect of such cancellation or termination shall be identified in the reports set forth in Section 4.03(e).

(p) Management, Brokerage and Advisory Fees, Etc. Enter, or permit any of its Subsidiaries to enter, into any arrangement for the payment of, or pay, brokers, management, advisory or similar fees, other than any such fees incurred in the ordinary course of business, but in any case not to exceed $500,000 for the term of this Agreement.

(q) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among TCML and any Guarantors or between or among any Guarantors, (ii) transactions, arrangements, fees, reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement, (iii) reasonable compensation and indemnities to officers and directors (including any payments in respect of directors’ and officers’ liability insurance), (iv) the transactions with Affiliates of the Company described in the Section of the Registration Statement entitled “Interests of Certain Persons in the Transactions” and (v) the transactions required by the Stockholders Agreement.

SECTION 4.03. Reporting Requirements. So long as any Obligation of any Note Party under any Note Document shall remain unpaid (other than any Unaccrued Indemnity Claims), the Company will furnish to the Agents and the Holders:

(a) Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Company setting forth details of such Default and the action that the Company and/or TCML has taken and proposes to take with respect thereto. Each notice pursuant to this Section 4.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Documents that have been breached.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion acceptable to the Required Holders as to such audit report of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Holders and (ii) to the extent required by applicable law, a report of such independent public accountants as to the Company’s internal controls required under Section 404 of Sarbanes-Oxley, in each case certified in a manner reasonably acceptable to the Required Holders, together with (x) a certificate of such accounting firm to the Holders stating that in the course of the regular audit of the business of the Company and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof and (y) a certificate of the Chief Financial Officer of the Company stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company and/or TCML has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statement of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Company as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company and/or TCML has taken and proposes to take with respect thereto; and as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, an internal report of the operations of the Company and its Subsidiaries for such fiscal quarter, setting forth for each of the segments and properties of the Company and its Subsidiaries, operational figures in each case in comparative form to the budgets for such fiscal quarter and to the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail as requested by the Administrative Agent.

(d) Monthly Financials. As soon as available and in any event (i) within 45 days after the end of a calendar month which is also the last month of any Fiscal Year and (ii) within 30 days after the end of each other calendar month (except for the end of a month which is also the end of one of the first three quarters of any Fiscal Year), a Consolidated statement of income of the Company and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and a Consolidated statement of income of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, and setting forth in each case in comparative form the corresponding figures for the comparable period of the previous Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer of the Company.

(e) Annual Forecasts. As soon as available and in any event no later than (A) 60 days after the end of each Fiscal Year, forecasts prepared by management of the Company, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year, (B) 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, forecasts prepared by management of the Company, inform satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal quarter following such fiscal quarter and (C) 15 days after the end of each calendar month, the projected cash flows and ending cash balance on a weekly basis for the 13 weeks following such date, by management of the Company, in form and substance satisfactory to the Administrative Agent.

(f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Note Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect.

(g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Note Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Note Party or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

(h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Note Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Holders pursuant to any other clause of this Section 4.03.

(i) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Note Party or any of its Subsidiaries under or pursuant to any Material Contract or instrument, indenture, loan or credit or similar agreement regarding or related to any material breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of such Note Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Material Contract or instrument, indenture, loan or credit or similar agreement and, from time to time upon the reasonable request by the Administrative Agent, such information and reports regarding the Material Contracts and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(j) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Note Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Company describing such ERISA Event and the action, if any, that such Note Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Note Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the IRS, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notice. Promptly and in any event within five Business Days after receipt thereof by any Note Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Note Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(k) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Note Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) be reasonably likely to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(l) Real Property. If requested by the Administrative Agent, within 30 days after such request, a report including a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property owned or leased by each of the Note Parties and their respective Subsidiaries, and, if applicable, a description of any changes in such information (including details of all owned and leased real property disposed of or acquired) since the last such report provided to the Administrative Agent.

(m) Insurance. If requested by the Administrative Agent, within 30 days after such request, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Note Party and its Subsidiaries and containing such additional information as any Agent, or any Holder through the Administrative Agent, may reasonably specify.

(n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Note Party or any of its Subsidiaries as any Agent, or any Holder through the Administrative Agent, may from time to time reasonably request.2

ARTICLE V.

EVENTS OF DEFAULT

SECTION 5.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Co-Issuers shall fail to pay any principal or premium, if any, on any of the Notes when the same shall become due and payable or (ii) the Co-Issuers shall fail to pay any interest on any of the Notes, or any Note Party shall fail to make any other payment under any Note Document, in each case under this clause (ii) within 3 Business Days after the same shall become due and payable; or

(b) any Note Party shall fail to perform or observe any term, covenant or agreement contained in Section 4.01(e), (f), (i), (m) or (q), 4.02 or 4.03(a), (b), (c), (d), (e), (f) or (i); or

(c) any Note Party shall fail to perform or observe any other term, covenant or agreement contained in any Note Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to either Co-Issuer by any Agent or any Holder; or

(d) (i) any Note Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of the First Lien Facilities when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other “Event of Default” (as defined under the First Lien Facilities) shall have occurred and be continuing and such default shall have continued unremedied or uncured for 45 days; or (iii) the First Lien Facilities shall be declared to be due and payable (or automatically shall have become due and payable) prior to the stated maturity of the First Lien Facilities as a result of an “Event of Default” (as defined in the First Lien Facilities); or (iv) any Note Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any other Debt of such Note Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $2,000,000 either individually or in the aggregate for all such Note Parties and Subsidiaries (but excluding the First Lien Obligations or Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or

[2]	“Company Materials” section omitted as Wilmington only uses the private spaces on Intralinks.

instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or (v) any Note Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition under the First Lien Facilities giving rise to an Event of Default thereunder and the “Administrative Agent” under the First Lien Facilities, on behalf of the holders of the First Lien Obligations, exercises any of the remedies pursuant to Section 5.01 of the First Lien Facilities; or

(e) any Note Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Note Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 75 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Note Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $2,000,000 or otherwise material to the Company and its Subsidiaries, taken as a whole, shall be rendered against any Note Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 40 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 5.01(f) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Note Party or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof (less any deductible) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(g) any non-monetary judgment or order shall be rendered against any Note Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 40 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any provision of any Note Document after delivery thereof pursuant to Section 3.01 or 4.01(i) shall for any reason cease to be valid and binding on or enforceable against any Note Party party to it, or any such Note Party shall so state in writing; or

(i) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 4.01(i) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) lien on and security interest in the Collateral purported to be covered thereby (or any Note Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Note Parties and the ERISA Affiliates related to such ERISA Event) exceeds $2,000,000; or

(l) any Note Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Note Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $2,000,000 or requires payments exceeding $500,000 per annum; or

(m) any Note Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Note Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $2,000,000; or

(n) the Obligations of the Note Parties under the Note Documents shall fail to constitute “Senior Debt” (or any comparable term) or shall fail to constitute the sole “Designated Senior Debt” (or any comparable term) under the provisions of any Subordinated Debt; or

(o) (i) any material Approval necessary for the ownership or operations of the Company or any Subsidiary or for the execution or delivery by the Company or any Subsidiary of any Note Document from time to time, the performance by the Company or any Subsidiary of its obligations under the Note Documents, the grant and perfection of the Liens and security interests contemplated thereby or for the exercise by the Secured Parties of their rights and remedies under the Note Documents shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Approval authorizing substantially the same operations by such Person; (ii) any material Approval necessary for the ownership or operations of the Company or any Subsidiary or for the execution or delivery by the Company or any Subsidiary of any Note Document from time to time, the performance by the Company or any Subsidiary of its obligations under the Note Documents, the grant and perfection of the Liens and security interests contemplated thereby or for the exercise by the Secured Parties of their rights and remedies under the Note Documents shall be canceled, revoked, terminated, rescinded, annulled, suspended, or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed, or set aside; (iii) the Company or any Subsidiary is required by any Governmental Authority to halt construction or operations under any material Approval and such action shall continue uncorrected for 90 days after the applicable entity has received notice thereof; or

(iv) any Governmental Authority shall make any other adverse determination which, in each case has, or could be reasonably likely to have, a Material Adverse Effect;

then, and in any such event, subject to the terms of the Intercreditor Agreement, the Administrative Agent shall at the request, or may with the consent, of the Required Holders, by notice to the Co-Issuers, declare all or any portion of the Notes, all interest thereon and all other amounts payable under this Agreement and the other Note Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Co-Issuers, together with the Applicable Premium (which has been agreed upon by the parties as liquidated damages and a reasonable estimate of the Holders’ damages arising from acceleration, and not as a penalty); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to either of the Co-Issuers under the Federal Bankruptcy Code or the commencement of any case or proceeding under the Federal Bankruptcy Code with respect to either of the Co-Issuers, the Notes, all such interest and all such other amounts, including the Applicable Premium, shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Co-Issuers to the extent permitted by applicable law.

ARTICLE VI.

THE AGENTS

SECTION 6.01. Authorization and Action. (a) Each Holder hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Note Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Note Documents (including, without limitation, enforcement or collection of the Obligations of the Note Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Holders, and such instructions shall be binding upon all Holders; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Holder prompt notice of each notice given to it by either of the Co-Issuers pursuant to the terms of this Agreement.

(b) In furtherance of the foregoing, each Holder (in its capacity as a Holder) hereby appoints and authorizes the Collateral Agent to act as the agent of such Holder for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 6.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VI (including, without limitation, Section 6.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Note Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Note Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent reasonably deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Co-Issuers or any other Note Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Co-Issuers shall, or shall cause such Note Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 6.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 6.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Note Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Note Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Holder and shall not be responsible to any Holder for any statements, warranties or representations (whether written or oral) made in or in connection with the Note Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Note Document on the part of any Note Party or the existence at any time of any Default under the Note Documents or to inspect the property (including the books and records) of any Note Party; (d) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Note Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Note Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 6.03. Wilmington Trust and Affiliates. With respect to the Notes issued to it, if any, Wilmington shall have the same rights and powers under the Note Documents as any other Holder and may exercise the same as though it were not an Agent; and the term “Holder” or “Holders” shall, unless otherwise expressly indicated, include Wilmington in its individual capacity. Wilmington and its affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with, any Note Party, any of its Subsidiaries and any Person that may do business with or own securities of any Note Party or any such Subsidiary, all as if Wilmington was not an Agent and without any duty to account therefor to the Holders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Note Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 6.04. Holder Credit Decision. Each Holder acknowledges that it has, independently and without reliance upon any Agent or any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder also acknowledges that it will, independently and without reliance upon any Agent or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 6.05. Indemnification. (a) Each Holder severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Co-Issuers) from and against such Holder’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Note Documents or any action taken or omitted by such Agent under the Note Documents (collectively, the “Indemnified Costs”); provided, however, that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Holder agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Co-Issuers under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Co-Issuers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 6.05 applies whether any such investigation, litigation or proceeding is brought by any Holder or any other Person.

(b) For purposes of this Section 6.05, the Holders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Notes held at such time by the respective Holders. The failure of any Holder to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Holders to such Agent as provided herein shall not relieve any other Holder of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Holder shall be responsible for the failure of any other Holder to reimburse such Agent for such other Holder’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Holder hereunder, the agreement and obligations of each Holder contained in this Section 6.05 shall survive the payment in full of principal, Applicable Premium (if any), interest and all other amounts payable hereunder and under the other Note Documents.

SECTION 6.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Holders and the Co-Issuers. In addition, any Agent may be removed upon thirty (30) days’ prior notice from the Required Holders and the Co-Issuers to such Agent. Upon any such resignation or removal, the Required Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Holders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the date that notice of the Agent’s removal becomes effective, as applicable, then the retiring Agent may, in consultation with the Co-Issuers, on behalf of the Holders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and, unless waived by the Required Holders, having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to such other instruments or notices, as may be necessary or desirable, or as the Required Holders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Note Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or the date that notice of the Agent’s removal becomes effective, as applicable, under this Section 6.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Note Documents and (c) the Required Holders shall thereafter perform all duties of the retiring Agent under the Note Documents until such time, if any, as the Required Holders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 6.07. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Co-Issuers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal, Applicable Premium (if any) and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and the Agents and their respective agents and counsel and all other amounts due the Holders and the Agents under Sections 2.02, 2.04 and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Holders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.08. Collateral and Guaranty Matters. The Holders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent (and/or the Holders) under any Note Document, (i) upon payment in full of all Secured Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Note Document (unless the transferee would be required to grant a Lien thereon under the Note Documents), (iii) subject to Section 8.01, if approved, authorized or ratified in writing by the Required Holders or (iv) if authorized pursuant to the Intercreditor Agreement; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(c) Upon request by the Administrative Agent at any time, the Required Holders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 6.08.

SECTION 6.09. Intercreditor Agreement. Each of the Holders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Holder (and each Person that becomes a Holder hereunder pursuant to a transfer in accordance with Section 8.07) hereby authorizes and directs Wilmington, in its capacities as the Administrative Agent and the Collateral Agent, to enter into the Intercreditor Agreement on behalf of such Holder and agrees that Wilmington, in such capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE VII.

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Note Party now or hereafter existing under or in respect of the Note Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Note Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Note Party to any Secured Party under or in respect of the Note Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Note Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance (after taking into account the provisions of paragraph (c) below).

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other

Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Note Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Note Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Note Party under or in respect of the Note Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against either of the Co-Issuers or any other Note Party or whether either of the Co-Issuers or any other Note Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Note Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Note Party under or in respect of the Note Documents, or any other amendment or waiver of or any consent to departure from any Note Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Note Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Note Party under the Note Documents or any other assets of any Note Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Note Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Note Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Note Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Note Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured

Party or any other Person upon the insolvency, bankruptcy or reorganization of either of the Co-Issuers or any other Note Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Note Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Note Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Note Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Note Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Note Document shall be made, in accordance with Section 2.06, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein.

SECTION 7.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Holders, the Administrative Agent and their successors, and permitted transferees and assigns. Without limiting the generality of the foregoing clause (c), any Holder may assign or otherwise transfer all or any portion of its rights and obligations hereunder to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Holder herein or otherwise, in each case as provided in Section 8.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

SECTION 7.06. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against either of the Co-Issuers, any other Note Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Note Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against either of the Co-Issuers, any other Note Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from either of the Co-Issuers, any other Note Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Note Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.07. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Note Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.08. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Note Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.08:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), each Guarantor may receive regularly scheduled payments from any other Note Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), however, unless the

Required Holders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Note Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Note Document, nor consent to any departure by either of the Co-Issuers or any other Note Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and each of the Co-Issuers or the applicable Note Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) postpone (i) the Maturity Date of the Notes beyond the final date permitted under the terms of the definition of “Maturity Date” or (ii) any date scheduled for any payment of interest under Section 2.02(a), in each case without the written consent of each Holder directly affected thereby (it being understood that the Required Holders may waive or postpone the date of any payment of principal or premium prior to the Maturity Date or any payment of Default Interest);

(b) reduce the principal of, or the rate of interest or premiums specified herein on, any of the Notes, or (subject to clause (ii) of the second proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Note Document; provided, however, that only the consent of the Required Holders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Co-Issuers to pay interest at the Default Rate;

(c) change any provision of this Section 8.01 without the written consent of each Holder, or change (i) the definition of “Required Holders” without the written consent of each Holder or (ii) any other provision hereof specifying the number or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder adversely affected thereby; or

(d) release all or substantially all of the Collateral, or all or substantially all of the value of the Guaranty, in any transaction or series of related transactions, without the written consent of each Holder adversely affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Holders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Note Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (ii) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), in an electronic medium and delivered as set forth in Section 8.02(b), if to any Note Party, to the Company at its address at 725 Old Norcross Road, Lawrenceville, GA 30045, Attention: Mark G. Meikle, Chief Financial Officer; if to any Initial Holder, at its address specified opposite its name on Schedule I hereto; if to any other Holder, at its address specified in the Register; and if to the Administrative Agent or the Collateral Agent, at its address at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Jeffery Rose (Facsimile No. 612-217-5651; e-mail jrose@wilmingtontrust.com), with a copy to Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, Attention: Mark R. Somerstein, Esq. (Facsimile No. 212-646-1663; e-mail mark.somerstein@ropesgray.com); provided, however, that materials and information described in Section 8.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Co-Issuers by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) Each of the Co-Issuers hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Note Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the

Administrative Agent to the Co-Issuers. In addition, each of the Co-Issuers agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Note Documents but only to the extent requested by the Administrative Agent. Each of the Co-Issuers further agrees that the Administrative Agent may make the Communications available to the Holders by posting the Communications on IntraLinks, SyndTrack or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CO-ISSUERS, ANY HOLDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF EITHER CO-ISSUER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Note Documents. Each Holder agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Holder for purposes of the Note Documents. Each Holder agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Holder’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Holder or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Note Parties agree to pay from time to time on demand (i) all costs and expenses of each Agent and, to the extent requested by the Required Holders, the reasonable fees and expenses of a single counsel designated by the Required Holders, in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under (in each case whether or not effective), the Note Documents (including, without limitation, as applicable, (A) all due diligence, collateral review, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Note Documents, with respect to negotiations with any Note Party or with other creditors of any Note Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and, to the extent requested by the Required Holders, the reasonable fees and expenses of a single counsel designated by the Required Holders, in connection with the enforcement of the Note Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto).

(b) The Note Parties agree to indemnify, defend and save and hold harmless each Agent, each Holder and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the actual or proposed use of the proceeds of the Notes, the Note Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Note Party or any of its Subsidiaries or any Environmental Action relating in any way to any Note Party or any of its Subsidiaries, except to the extent such Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Note Party, its directors, shareholders or creditors or an Indemnified Party or any other Person and whether or not any Indemnified Party is otherwise a party thereto. Each Note Party also agrees that, without the prior written consent of the Administrative Agent (acting upon the written direction of the Required Holders), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

In connection with the indemnity provided under this Section 8.04 and any other agreement or obligation of a Note Party or any of its Subsidiaries to indemnify any Indemnified Party, each Note Party further agrees and acknowledges, for itself and on behalf of each of its Subsidiaries, that (i) the Note Parties and their Subsidiaries are the indemnitors of first resort; (ii) their obligations to each Indemnified Party are primary, and any obligations of any Holder, any Affiliate or Related Fund of a Holder or any other Indemnified Party, in each case that is Affiliated with the applicable Indemnified Party, to provide advancement or indemnification for any Losses incurred by an Indemnified Party are secondary, and (iii)

if such Holder, Affiliate, Related Fund or other Indemnified Party is obligated to pay, or pays or causes to be paid for any reason, any Losses which such Note Party or any of its Subsidiaries is otherwise obligated to pay (as advancement or indemnification) to or on behalf of such Indemnified Party, then (A) such Holder, Affiliate, Related Fund or other Indemnified Party, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of such Indemnified Party with respect to such payment; and (B) such Note Party and each of its Subsidiaries shall jointly and severally reimburse, indemnify and hold harmless such Holder, Affiliate, Related Fund or other Indemnified Party, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of the Indemnified Party.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Note Party or any of its Subsidiaries or Affiliates in which such Indemnified Party is not named as a defendant, such Note Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. Each Note Party also agrees not to assert any claim against any Agent, any Holder or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, the actual or proposed use of the proceeds of the Notes, the Note Documents or any of the transactions contemplated by the Note Documents.

(c) If any Note Party fails to pay when due any costs, expenses or other amounts payable by it under any Note Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Note Party by the Administrative Agent or any Holder, in its sole discretion.

(d) Without prejudice to the survival of any other agreement of any Note Party hereunder or under any other Note Document, the agreements and obligations of the Note Parties contained in Section 2.06 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Note Documents.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 5.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 5.01 or otherwise with the consent of the Required Holders, each Agent and each Holder and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Holder or such Affiliate to or for the credit or the account of either of the Co-Issuers against any and all of the Obligations of the Co-Issuers now or hereafter existing under the Note Documents, irrespective of whether such Agent or such Holder shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Holder agrees promptly to notify the Co-Issuers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Holder and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Holder and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Note Party and each Agent and the Administrative Agent shall have been notified by each Initial Holder that such Initial Holder has executed it and thereafter shall be binding upon and inure to the benefit of each Note Party, each Agent and each Holder and their respective successors and assigns, except that the Note Parties shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Holders.

SECTION 8.07. Transfers.

(a) A Note may be transferred in whole or in part only by registration of such transfer on the Register. Prior to the registration of the transfer of any Note, the Agents shall treat the Person in whose name such Note is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(b) Upon request by a Holder and such Holder’s compliance with the provisions of this Section 8.07(b), the Administrative Agent shall register the transfer of one or more of the Holder’s Notes and give prompt notice thereof to the Co-Issuers and to each other Agent. Prior to such registration of transfer, the requesting Holder shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Transfer and Acceptance in the form of Exhibit B hereto, together with any Note or Notes subject to such transfer and a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in connection with two or more simultaneous transfers of Notes by a Holder to one or more of its Affiliates or Related Funds. In addition, the requesting Holder shall provide such additional certifications, documents, information and opinions of counsel as the Administrative Agent may reasonably request in order to determine that such transfer is in compliance with all applicable securities laws.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Transfer and Acceptance, (x) the transferee thereunder shall be a party this Agreement and, to the extent that rights and obligations hereunder have been transferred to it pursuant to such Transfer and Acceptance, have the rights and obligations of a Holder hereunder and under the other Note Documents and (y) the transferor thereunder shall, to the extent that rights and obligations hereunder have been transferred by it pursuant to such Transfer and Acceptance, relinquish its rights (other than its rights under Sections 2.06 and 8.04 to the extent any claim thereunder relates to an event arising prior to such transfer) and be released from its obligations under this Agreement (and, in the case of a Transfer and Acceptance covering all or the remaining portion of a transferring Holder’s rights and obligations under this Agreement, such Holder shall cease to be a party hereto).

(d) To permit registrations of transfers, the Co-Issuers shall execute replacement Notes in a like principal amount in the name of the designated transferee or transferees, at the Administrative Agent’s request. The Co-Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any transfer made pursuant to this Section 8.07. All Notes issued upon any registration of transfer shall be the valid obligations of the Co-Issuers, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer.

(e) The Administrative Agent shall not be required to register the transfer of any Note, and the Co-Issuers shall not be required to issue new Notes in respect of such transfer, (i) scheduled for prepayment in whole or in part, except the unpaid portion of any Note being prepaid in part, (ii) between a Record Date and the next succeeding Interest Payment Date or (iii) if, except in the case of a transfer by a Holder to one of its Affiliates or Related Funds or a transfer of all of the Notes held by a Holder, the aggregate principal amount of the Notes to be transferred pursuant to such transfer (determined as of the date of the applicable Transfer and Acceptance) is less than $500,000.

SECTION 8.08. OID Legend. The following legend shall appear on the face of all Notes issued under this Agreement:

“THIS DEBT INSTRUMENT HAS BEEN ISSUED AT ORIGINAL ISSUE DISCOUNT. BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUE DATE, MARK G. MEIKLE, CHIEF FINANCIAL OFFICER OF THE COMPANY, 725 OLD NORCROSS ROAD, LAWRENCEVILLE, GA 30045, WILL PROMPTLY MAKE AVAILABLE TO HOLDERS UPON REQUEST THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT PURSUANT TO TREASURY REGULATION SECTION 1.1275-3.”

SECTION 8.09. Execution in Counterparts; Intercreditor Agreement. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement is subject in its entirety to the terms and provisions of the Intercreditor Agreement.

SECTION 8.10. Confidentiality. Neither any Agent nor any Holder shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to such Agent’s or such Holder’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective transferees of the Notes, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Holder, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Note Parties received by it from such Holder, (e) in connection with any litigation or proceeding to which such Agent or such Holder or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Note Document.

SECTION 8.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Note Party (including, without limitation, as a result of the sale, in accordance with the terms of the Note Documents, of the Note Party that owns such Collateral) in accordance with the terms of the Note Documents, the Collateral Agent will, at the Co-Issuers’ expense, execute and deliver to such Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Note Documents.

SECTION 8.12. Patriot Act Notice. Each Holder and the Administrative Agent (for itself and not on behalf of any Holder) hereby notifies the Note Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or the Administrative Agent, as applicable, to identify such Note Party in accordance with the Patriot Act. The Company and TCML shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Holders in order to assist the Administrative Agent and the Holders in maintaining compliance with the Patriot Act.

SECTION 8.13. JURISDICTION, ETC. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 8.14. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.15. WAIVER OF JURY TRIAL. EACH OF THE NOTE PARTIES, THE AGENTS AND THE HOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE NOTE DOCUMENTS OR THE ACTIONS OF ANY AGENT OR ANY HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIPLE CROWN MEDIA, LLC,
as a Co-Issuer

By: TRIPLE CROWN MEDIA, INC., its sole member

	By	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

TRIPLE CROWN MEDIA, INC.,
as a Co-Issuer

By:	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

BR ACQUISITION CORP.,
as a Guarantor

By:	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

BR HOLDINGS, INC.,
as a Guarantor

By:	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

DATASOUTH COMPUTER CORPORATION,
as a Guarantor

By:	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

[Senior Secured Second Lien Note Agreement]

GRAY PUBLISHING, LLC,
as a Guarantor

By:	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

CAPITAL SPORTS PROPERTIES, INC.,
as a Guarantor

By:	/s/ Mark G. Meikle
	Name:	Mark G. Meikle
	Title:	Chief Financial Officer

[Senior Secured Second Lien Note Agreement]